Exhibit 5.2

Genpact Luxembourg S.à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

Genpact Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12, Bermuda

AND

Wells Fargo Bank, National Association

(the Trustee and, together with Genpact Luxembourg S.à r.l. and
Genpact Limited, the Addressees)

Allen & Overy

société en commandite simple, inscrite au barreau de Luxembourg

5 avenue J.F. Kennedy L-1855 Luxembourg

Boîte postale 5017 L-1050 Luxembourg

Tel                    +352 4444 55 1

Fax                     +352 4444 55 557

frank.mausen@allenovery.com

Our ref 0101516-0000001 EUO3: 2003571259.6
Luxembourg, 23 March 2021

Genpact Luxembourg S.à r.l.- Exhibit 5 Opinion

Dear Sir or Madam,

1.

We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under Luxembourg law, having its registered office at 12F, rue Guillaume Kroll, L-1882 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B131149 (the Company) in connection with the Agreements (as defined below).

2.	DOCUMENTS

We have examined:

2.1	an e-mailed scanned copy of the restated articles of association (statuts coordonnés) of the Company dated 31 December 2020 (the Articles);

2.2

an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 19 March 2021 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite) (the Certificate);

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

2.3	an e-mailed scanned signed copy of resolutions taken by the board of managers of the Company on 13 March 2017 (the First 2017 Resolutions);

2.4	an e-mailed scanned signed copy of circular resolutions taken by the managers of the Company on 24 March 2017 (the Second 2017 Resolutions);

2.5	an e-mailed scanned signed copy of the circular resolutions taken by the managers of the Company on 11 November 2019 (the First 2019 Resolutions);

2.6

an e-mailed scanned signed copy of the circular resolutions taken by the managers of the Company on 15 November 2019 (the Second 2019 Resolutions and, together with the First 2019 Resolutions, the 2019 Resolutions);

2.7

an e-mailed scanned signed copy of the circular resolutions taken by the managers of the Company on 19 March 2021 (the 2021 Resolutions and together with the Second 2017 Resolutions and the 2019 Resolutions, the Circular Resolutions);

2.8

an e-mailed scanned signed copy of a New York law governed indenture dated as of 27 March 2017 and made between the Company, Genpact Limited, as guarantor (the Parent Guarantor), and the Trustee (the 2017 Base Indenture) as amended by a first supplemental Indenture dated as of 27 March 2017 and made between, among others, the Company, the Parent Guarantor and the Trustee (the 2017 First Supplemental Indenture) and as further amended by second supplemental indenture relating to the notes, issued in 2019, dated as of 18 November 2019 and made between, the Company, the Parent Guarantor and the Trustee (the 2019 Second Supplemental Indenture and, together with the 2017 Base Indenture and the 2017 First Supplemental Indenture, the Indenture);

2.9

an e-mailed copy of a PDF version (sent by Mr. Joseloff on 21 March 2021 at 8.38 p.m. (Luxembourg time)) of the execution version of a New York law governed indenture to be entered into after the filing of the Registration Statement (as defined herein) among the Company and Genpact USA, Inc. as co-issuers, Genpact Limited, as guarantor (the Parent Guarantor), and the Trustee (the 2021 Base Indenture); and

2.10

an e-mailed scanned signed copy of Amendment No. 2 to the Registration Statement on Form S-3 dated 23 March 2021 (as so amended, the Registration Statement) filed by the Company, Genpact USA, Inc. and the Parent Guarantor with the Securities and Exchange Commission with respect to the issue of debt securities by the Company and Genpact USA, Inc. from time to time and in one or more offerings (the Debt Securities) and guarantees of the Debt Securities by the Parent Guarantor and Genpact USA, Inc. (the Guarantees).

The documents listed in paragraphs 2.8 to 2.10 (inclusive) above are herein collectively referred to as the Agreements. The term “Agreements” includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Agreements. Capitalised terms defined in the Agreements, and otherwise defined herein, have the same meaning when used in this legal opinion.

Except as stated above, we have not, for the purposes of this legal opinion, examined any contracts, agreements, deeds, instruments or other documents relating to the Agreements or entered into by or affecting any party (including the Company) to any such contracts, agreements, deeds, instruments or documents, or any corporate records of any such party, and have not made any other enquiries concerning any such party. In particular, but without limitation, we have not investigated whether any such party will, by reason of the transactions contemplated by the Agreements, be in breach of any of its obligations under any such contracts, agreements, deeds, instruments or documents.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1

the genuineness of all signatures (whether handwritten or electronic), stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2

the due authorisation, execution and delivery, at the time of their execution, of the Agreements by all the parties thereto (other than the Company) as well as the power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and the compliance with all internal authorisation procedures by each party (other than the Company) for the execution, at the time of their execution, by it of the Agreements to which it is expressed to be a party;

3.3	that the 2021 Base Indenture will be signed in the form of the execution version listed in paragraph 2.9 above;

3.4	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of the execution of the Agreements;

3.5

that all authorisations, approvals and consents under any applicable law (other than Luxembourg law to the extent opined upon herein) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained;

3.6

that the Debt Securities have not been and will not be subject to an offer of securities to the public in Luxembourg and that no steps, measures or actions have been or will be taken that would constitute, or would be deemed to constitute, an offer of securities to the public in Luxembourg within the meaning of Regulation (EU) 2017/1129 of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Directive 2003/71/EC, as amended (the 2017 Regulation) or the Luxembourg act dated 16 July 2019 on prospectuses for securities (the Prospectus Act 2019), unless the applicable requirements of the 2017 Regulation or the Prospectus Act 2019 have first been complied with and that the Debt Securities have not and will not be offered, sold or otherwise made available to any retail investor (as defined in regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (the PRIIPs Regulation)) in the European Economic Area unless the applicable requirements of the PRIIPs Regulation have first been complied with;

3.7

that the Agreements have been or, as applicable, will be signed in fact signed on behalf of the Company either in accordance with the Articles or in conformity with the First 2017 Resolutions or the relevant Circular Resolutions (as applicable);

3.8

that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the European Insolvency Regulation)) of the Company were and (as applicable) are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company had and (as applicable) has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg;

3.9	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.10	that the Agreements are legally valid, binding and enforceable;

3.11

that the Agreements have been entered, are entered or will be entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

3.12	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.13

that all the parties (including the Company) to the 2017 Base Indenture, the 2017 First Supplemental Indenture and the 2019 Second Supplemental Indenture were, at the time of execution of the 2017 Base Indenture and the 2017 First Supplemental Indenture in 2017 and at the time of the execution of the 2019 Second Supplemental Indenture in 2019, companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management; that in respect of all the parties to the 2017 Base Indenture, the 2017 First Supplemental Indenture and the 2019 Second Supplemental Indenture, no steps had been taken, at the time of execution of the 2017 Base Indenture and the 2017 First Supplemental Indenture in 2017 and at the time of the execution of the 2019 Second Supplemental Indenture in 2019, pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties had been resolved or had become effective at the date thereof;

3.14

that all the parties to the 2021 Base Indenture and the Registration Statement (other than the Company) were or are, at the time of the execution of the 2021 Base Indenture and the Registration Statement, companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management; that in respect of all the parties to the 2021 Base Indenture and the Registration Statement, no steps have been taken, at the time of execution of the 2021 Base Indenture and the Registration Statement, pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

3.15	that the entry into and performance of the Agreements and the issue of the Debt Securities are for the corporate benefit (intérêt social) of the Company;

3.16

that the 2017 First Resolutions have not been amended, rescinded, revoked or declared void and that the meeting of the board of managers of the Company (as referred to in paragraph 2.3 above) has been duly convened and validly held and included a proper discussion and deliberation in respect of all the items of the agenda of that meeting;

3.17

that all managers signed the relevant Circular Resolutions, that the relevant Circular Resolutions have not been amended, rescinded, revoked or declared void and that each member of the board of managers of the Company has carefully considered the entry into and performance of the Agreements before signing the relevant Circular Resolutions;

3.18	that the Articles have not been modified since the date referred to in paragraph 2.1 above;

3.19	that the Indenture has not been amended, rescinded, revoked or declared void since the date referred to in paragraph 2.8 above;

3.20	that the Company does not carry out an activity in the financial sector on a professional basis (as referred to in the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended);

3.21

that the Company does not carry out an activity requiring the granting of a business licence under the Luxembourg act dated 2 September 2011 relating to the establishment of certain businesses and business licences, as amended;

3.22

that the Company was not, is not, is not deemed to be, and, as a result of entering into and performing its obligations under the Agreements and issuing the Debt Securities, will not be, over-indebted in light of the current practice of the Luxembourg tax administration; and

3.23

the absence of any other arrangement by or between any of the parties to the Agreements or between the parties to the Agreements and any third parties which modifies or supersedes any of the terms of the Agreements or otherwise affects the opinions expressed herein.

4.	OPINIONS

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1	Status

The Company is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration under the laws of Luxembourg.

4.2	Power, authority and authorisation

The Company has the requisite corporate power and authority to enter into, deliver and perform the Agreements and to perform its obligations thereunder and has taken all necessary corporate actions to authorise the contents and the execution of the Agreements.

4.3	Due Execution

The Registration Statement and the Indenture have been validly executed and delivered on behalf of the Company. The 2021 Base Indenture, if signed on behalf of the Company either in accordance with the Articles or in conformity with the 2021 Resolutions, will have been duly executed on behalf of the Company.

4.4	Non-conflict

The execution, delivery and performance by the Company of the Agreements do not violate the Articles or any applicable law of Luxembourg relating to private limited liability companies generally.

4.5	No consents

No authorisations, approvals or consents of governmental, judicial and public bodies and authorities of or in Luxembourg are required under statute in connection with the entity into or performance by the Company of the Agreements.

4.6	No immunity

The Company is not entitled to claim immunity from jurisdiction or immunity from enforcement with respect to any action or proceeding brought in connection with their obligations under the Agreements in the courts of Luxembourg.

4.7	Certificate

According to the Certificate, on the day immediately prior to the date of issuance of the Certificate, no court order was recorded with the Register pursuant to which the Company had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), judicial liquidation or judicial appointment of a temporary administrator.

5.	QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1

The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Agreements.

5.3

We express no opinion whatsoever on regulatory matters or on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

5.4

A search at the Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.5

The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations or RESA, Recueil électronique des sociétés et associations, as applicable) unless the company proves that the relevant third parties had prior knowledge thereof.

5.6	We express no opinion on the legal validity and the enforceability of the Agreements.

5.7

In the case of legal proceedings being brought before a Luxembourg court or production of the Agreements before an official Luxembourg authority, such Luxembourg court or official authority may require that the Agreements and/or any judgment obtained in a foreign court must be translated into French or German.

5.8	Punitive, treble or similar damages may not be enforceable in the Luxembourg courts.

5.9	The Registration Statement has been prepared by the Company, which has accepted responsibility for the information contained therein.

6.

This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Agreements (or any document in connection therewith).

7.

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.

In this matter we have taken instructions solely from the Company. This legal opinion however has been addressed to the Addressees in connection with the Company’s entry into the Agreements. We note that we have not advised the Addressees (other than the Company) on the legal implications of the Agreements (other than those specifically opined on herein). We exceptionally accept addressing this legal opinion to the Addressees (other than the Company) solely in relation to the matters opined on herein, but the giving of this legal opinion is not to be taken as implying that we owe the Addressees (other than the Company) any duty of care (other than in respect of the accuracy of the opinions expressly provided herein) in relation to the Agreements, the transactions contemplated by the Agreements or their commercial or financial implications. The fact that we have provided this legal opinion to the Addressees (other than the Company) shall further not be deemed to have created any client relationship between us and the Addressees. The following provisions shall also apply in respect of the provision of this legal opinion to the Addressees (other than the Company), except that if and to the extent that any general terms of engagement that we may have in place at the date of this legal opinion with the Addressees(other than the Company) where such Addressees (other than the Company) are our clients have a different effect, then such other effect shall apply in relation to the provision of this legal opinion:

8.1

we shall have no obligation to advise the Addressees (other than the Company) in the future on any of the matters referred to in this legal opinion and the fact that we have provided this legal opinion to the Addressees (other than the Company) (i) shall not restrict us from representing and advising the Company (if the Company so requests) in relation to any matter at any time in the future (whether or not separate legal advisors are retained on any such matters by the Addressees (other than the Company)), and (ii) shall not be deemed to have caused us any conflict of interest in relation to the giving of any such advice; and

8.2

as regards the Addressees (other than the Company), any non-contractual rights and obligations arising out of or in connection with this legal opinion are governed by and are to be construed in accordance with Luxembourg law and the courts of Luxembourg have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this legal opinion.

9.

Any Addressee who is entitled to, and does, rely on this legal opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose “claim” means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

10.

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the Commission) as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion may be relied upon by Cravath, Swaine & Moore LLP in connection with the provision of its legal opinion to be rendered in connection with the Registration Statement.

Yours faithfully,

/s/ Frank Mausen

Allen & Overy

Frank Mausen*

Partner

Avocat à la Cour

*

This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.